EXHIBIT 99.1

Accenture Reports Financial Results for First-Quarter Fiscal 2005

— Revenues Increase 14%; EPS of $0.32 is Ahead of Company’s Expectations —

NEW YORK; Jan. 6, 2005 – Accenture (NYSE: ACN) today reported net revenues of $3.73 billion and earnings per share of $0.32 for the first quarter of fiscal 2005, ended Nov. 30, 2004.

Net revenues grew 14 percent overall, with outsourcing increasing 15 percent and consulting increasing 14 percent. The company achieved net revenue growth across all three of its geographic regions, and net revenue growth in U.S. dollars across all five of its operating groups, with exceptional top-line contributions from its Financial Services and Products operating groups. In addition, the company revised its expectations upward for both net revenues and earnings per share for the full fiscal year.

Financial Highlights

•	Revenues before reimbursements (“net revenues”) were $3.73 billion, compared with $3.26 billion for the first quarter of fiscal 2004, an increase of 14 percent in U.S. dollars and 9 percent in local currency.

•	Diluted earnings per share were $0.32, compared with $0.33 for the first quarter last year, and ahead of the company’s expected range of $0.28 to $0.31. Year-over-year diluted EPS growth was 22 percent excluding a $0.06 benefit from an $86 million reduction in reorganization liabilities in the first quarter last fiscal year and a $7 million reorganization expense in the first quarter this fiscal year.

•	Operating income was $458 million, or 12.3 percent of net revenues, compared with $507 million, or 15.5 percent of net revenues, for the first quarter last year. Excluding reorganization costs and benefits described above, operating income for the first quarter of fiscal 2005 was $465 million, or 12.5 percent of net revenues, compared with $421 million, or 12.9 percent of net revenues, for the first quarter of fiscal 2004.

William D. Green, Accenture’s CEO, said: “We’re pleased with our strong top- and bottom-line performance in the first quarter, which reflects our ability to execute our strategy of helping clients become high-performance businesses. Our net revenues were the highest of any quarter in Accenture’s history, with growth in all three geographic regions and U.S. dollar growth in all five operating groups. We are particularly pleased with the growth in our consulting revenues, the strongest we’ve seen since we became a public company.

“Looking ahead, we are encouraged by the high level of activity in the marketplace, the momentum we are seeing in demand for our services, particularly in consulting, and our strong pipeline. At the same time, we have several operational areas that we will improve upon in the second quarter and beyond. We are confident that we will achieve our financial objectives for the full fiscal year.”

Financial Review

Gross margin (gross profit as a percentage of net revenues) was 33.0 percent, compared with 34.1 percent for the first quarter of fiscal 2004 and 32.4 percent for the fourth quarter of fiscal 2004. The year-over-year decline was primarily due to higher labor costs in the quarter, reflecting an increase in compensation effective September 1 and short-term staffing inefficiencies due to growth in demand for the company’s services and increased resource utilization.

Selling, general and administrative costs were $765 million, or 20.5 percent of net revenues, compared with $690 million, or 21.2 percent of net revenues, for the first quarter last year. The improvement was due to continued cost-management efforts and the ability to grow revenues without a corresponding increase in SG&A costs.

Accenture accrued variable compensation expense of $47 million in the first quarter of fiscal 2005. In the first quarter last year, the company did not accrue variable compensation and reversed $4 million of previously accrued variable compensation.

The company’s effective tax rate for the first quarter of fiscal 2005 was 34.0 percent, compared with 34.8 percent for the same period last year.

Income before minority interest was $320 million, compared with $335 million for the same period last year. Income before minority interest in the first quarter last fiscal year was $271 million excluding the $64 million after-tax benefit from the $86 million reduction in reorganization liabilities.

Accenture’s total cash balance at Nov. 30, 2004 was $2.27 billion, compared with $2.33 billion for the year-ago period and $2.55 billion at Aug. 31, 2004. Cash combined with $939 million of fixed-income securities classified as investments on the company’s balance sheet was $3.21 billion at Nov. 30, 2004, compared with $2.33 billion for same period last year and $3.15 billion at Aug. 31, 2004. Total debt at Nov. 30, 2004 was $40 million.

For the first quarter of fiscal 2005, free cash flow, defined as operating cash flow net of property and equipment additions, was negative $116 million, operating cash flow was negative $61 million, and property and equipment additions were $55 million. Free cash flow was reduced by the planned payout of $216 million of accrued variable compensation and an increase in client balances. The increase in client balances was due to growth in revenues, increases in client financing, the amortization of prepayments from clients, and some temporary delays in billings.

Consulting and Outsourcing Net Revenues

•	Consulting net revenues were $2.385 billion, or 64 percent of net revenues, an increase of 14 percent in U.S. dollars and 8 percent in local currency over the first quarter of fiscal year 2004.

•	Outsourcing accounted for $1.345 billion, or 36 percent of net revenues, an increase of 15 percent in U.S. dollars and 10 percent in local currency over the year-ago period.

Net Revenues by Operating Group

Net revenues for Accenture’s five operating groups were as follows:

•	Communications & High Tech: $973 million, compared with $879 million for first quarter of fiscal 2004, an increase of 11 percent in U.S. dollars and 6 percent in local currency. Growth was primarily driven by an increase in consulting revenues across all industry groups.

•	Financial Services: $807 million, compared with $646 million for the same period last year, an increase of 25 percent in U.S. dollars and 17 percent in local currency. Growth was driven mainly by the strength of the company’s business in the United Kingdom, as well as by strong growth in the Capital Markets and Insurance industry groups globally.

•	Government: $524 million, compared with $478 million for the year-ago period, an increase of 10 percent in U.S. dollars and 5 percent in local currency, driven primarily by higher consulting revenues from clients in Europe, particularly in the United Kingdom.

•	Resources: $564 million, compared with $555 million for the same period last year, an increase of 2 percent in U.S. dollars and a decrease of 4 percent in local currency. Revenues increased in the EMEA region and in the Energy and Metals & Mining industry groups but declined in North America and in the Chemicals and Utilities industry groups.

•	Products: $862 million, compared with $701 million for the year-ago period, an increase of 23 percent in U.S. dollars and 17 percent in local currency, driven by strong growth in consulting and outsourcing revenues, particularly in the Retail & Consumer industry group in North America.

Net Revenues by Geographic Region

Net revenues by geographic region were as follows:

•	Europe, Middle East and Africa (EMEA): $1.92 billion, compared with $1.55 billion for the first quarter of fiscal 2004, an increase of 24 percent in U.S. dollars and 12 percent in local currency.

•	Americas: $1.54 billion, compared with $1.49 billion for the year-ago period, an increase of 3 percent in both U.S. dollars and local currency.

•	Asia Pacific: $270 million, compared with $220 million for the year-ago period, an increase of 23 percent in U.S. dollars and 19 percent in local currency.

New Bookings

New bookings for the first quarter totaled $4.03 billion, with consulting accounting for $1.96 billion and outsourcing accounting for $2.07 billion.

Share Repurchase Activity

During the first quarter of fiscal 2005, Accenture repurchased approximately 1.6 million shares of its Class A common shares with a total value of $39 million. At November 30, 2004, Accenture had $3.25 billion of share repurchase authority remaining, of which approximately $1 billion remained for use in connection with the Company’s open-market share purchase program. The balance was available for redemptions and purchases from Accenture’s partners, former partners, their permitted transferees and employees. Accenture expects to purchase or redeem $1.25 billion to $1.75 billion of its shares during the balance of the fiscal year, through both open-market share purchases and its ongoing Share Management Plan transactions.

Business Outlook

Second Quarter Fiscal 2005

For the second quarter of fiscal 2005, Accenture expects net revenues in the range of $3.60 billion to $3.75 billion and GAAP diluted earnings per share in the range of $0.33 to $0.35. GAAP diluted earnings per share for the second quarter will include a benefit of $0.03 per share from a $41 million reduction in reorganization liabilities that were established in connection with Accenture’s transition to corporate structure in 2001. This reduction was recognized in December 2004.

Full Fiscal Year 2005

For the full fiscal year 2005, Accenture now expects net revenue growth in the range of 13 percent to 16 percent in U.S. dollars and continues to expect net revenue growth in the range of 9 percent to 12 percent in local currency. Accenture has revised its guidance for GAAP diluted earnings per share upward to the range of $1.41 to $1.46. Diluted earnings per share for the full fiscal year will include a benefit of $0.04 per share from the $41 million reduction in reorganization liabilities that was recognized in December 2004. Diluted earnings per share for the full fiscal year will also include a $0.02 benefit in the second half of the fiscal year associated with Accenture’s expected share repurchases.

As previously stated, the company expects operating cash flow to be $1.85 billion to $2.05 billion, property and equipment additions to be $400 million, free cash flow to be in the range of $1.45 billion to $1.65 billion, and the annual effective tax rate to be in the range of 32 percent to 34 percent. Accenture continues to target new bookings for fiscal year 2005 in the range of $18 billion to $20 billion.

Conference Call and Webcast Details

Accenture will host a conference call at 4:30 p.m. EST today to discuss its first-quarter fiscal 2005 financial results. To participate, please dial +1 (800) 230-1074 [+1 (612) 288-0318 outside the United States, Puerto Rico and Canada] approximately 15 minutes before the scheduled start of the call. The conference call will also be accessible live on the Investor Relations section of the Accenture Web site at www.accenture.com.

A replay of the conference call will be available online at www.accenture.com and via telephone by dialing +1 (800) 475-6701 [+1 (320) 365-3844 outside the United States, Puerto Rico and Canada] and entering access code 762547 from 9:45 p.m. EST Thursday, Jan. 6 through 11:59 p.m. EST Thursday, Jan. 20.

About Accenture
Accenture is a global management consulting, technology services and outsourcing company. Committed to delivering innovation, Accenture collaborates with its clients to help them become high-performance businesses and governments. With deep industry and business process expertise, broad global resources and a proven track record, Accenture can mobilize the right people, skills and technologies to help clients improve their performance. With more than 100,000 people in 48 countries, the company generated net revenues of US$13.67 billion for the fiscal year ended Aug. 31, 2004. Its home page is www.accenture.com.

Forward-Looking Statements
This news release contains forward-looking statements relating to our operations and results of operations, the accuracy of which is necessarily subject to risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied include general economic conditions and the factors discussed under the “Risk Factors” heading in the Business section of our most recent annual report on Form 10-K filed with the Securities and Exchange Commission. Accenture undertakes no duty to update any forward-looking statements made in this news release or to conform such statements to actual results or changes in Accenture’s expectations.]

Non-GAAP Financial Information

This press release includes certain non-GAAP financial information as defined by Securities and Exchange Commission Regulation G. Pursuant to the requirements of this regulation, reconciliations of this non-GAAP financial information to Accenture’s financial statements as prepared under generally accepted accounting principles (GAAP) are included in this press release. Accenture discloses operating income and fully diluted earnings per share growth excluding reorganization costs and benefits because Accenture’s management believes this information provides investors with additional information regarding Accenture’s results of operations. Accenture also excludes reorganization and restructuring charges as well as certain other items from diluted earnings per share for purposes of determining the amount, if any, of variable compensation to be accrued. Accenture also discloses free cash flow, defined as operating cash flow net of property and equipment additions. Accenture’s management believes that by providing more visibility on free cash flow and reconciling it to operating cash flow, Accenture provides another consistent metric from which the quality of its business may be monitored. While Accenture’s management believes that these non-GAAP financial measures are useful in evaluating Accenture’s operations, this information should be considered as supplemental in nature and not as a substitute for the related financial information prepared in accordance with GAAP.

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Contact:
Roxanne Taylor
Accenture
+1 (917) 452-5106
roxanne.taylor@accenture.com

ACCENTURE LTD

CONSOLIDATED INCOME STATEMENTS

For the Three Months Ended November 30, 2004 and 2003
(In thousands of U.S. dollars, except share and per share data)
(Unaudited)

	2004		2003
		% of Net		% of Net
		Revenues		Revenues
REVENUES:
Revenues before reimbursements (Net revenues)	$3,730,355	100%	$3,261,585	100%
Reimbursements	341,017	9%	312,903	10%

Revenues	4,071,372	109%	3,574,488	110%
OPERATING EXPENSES:

Cost of services:
Cost of services before reimbursable expenses	2,500,439	67%	2,150,890	66%
Reimbursable expenses	341,017	9%	312,903	10%

Cost of services	2,841,456	76%	2,463,793	76%
Sales and marketing	360,943	10%	350,597	11%
General and administrative costs	403,815	11%	339,356	10%
Reorganization costs (benefits)	7,008	0%	(86,398)	(3%)

Total operating expenses	3,613,222	97%	3,067,348	94%

OPERATING INCOME	458,150	12%	507,140	16%
Gain on investments, net	14,540	0%	498	0%
Interest income	20,121	1%	10,423	0%
Interest expense	(6,316)	0%	(5,751)	0%
Other income (expense)	(2,327)	0%	1,526	0%
Equity in losses of affiliates	—	0%	(686)	0%

INCOME BEFORE INCOME TAXES	484,168	13%	513,150	16%
Provision for income taxes	164,617	4%	178,576	5%

INCOME BEFORE MINORITY INTEREST	319,551	9%	334,574	10%
Minority interest	(123,278)	(3%)	(160,234)	(5%)

NET INCOME	$196,273	5%	$174,340	5%

EARNINGS PER SHARE:
- Basic	$0.33		$0.34

- Diluted	$0.32		$0.33

WEIGHTED AVERAGE SHARES:
- Basic	590,029,649		519,417,011
- Diluted	980,298,997		1,019,952,588

ACCENTURE LTD

SUMMARY OF REVENUES

For the Three Months Ended November 30, 2004 and 2003
(In thousands of U.S. dollars)
(Unaudited)

				Percent
	Three Months Ended		Percent	Increase/	Percent of
	November 30,		Increase	(Decrease)	Total 2005
	2004	2003	US $	Local Currency	Net Revenues
OPERATING GROUPS
Communications & High Tech	$972,931	$879,010	11%	6%	26%
Financial Services	806,693	646,049	25%	17%	22%
Government	523,803	478,219	10%	5%	14%
Products	862,198	701,141	23%	17%	23%
Resources	564,392	554,627	2%	(4%)	15%
Other	338	2,539	n/m	n/m	0%

TOTAL Net Revenues	3,730,355	3,261,585	14%	9%	100%

Reimbursements	341,017	312,903	9%

TOTAL REVENUES	$4,071,372	$3,574,488	14%

GEOGRAPHY
Americas	$1,542,204	$1,491,569	3%	3%	41%
EMEA	1,918,187	1,550,130	24%	12%	52%
Asia Pacific	269,964	219,886	23%	19%	7%

TOTAL Net Revenues	3,730,355	3,261,585	14%	9%	100%

Reimbursements	341,017	312,903	9%

TOTAL REVENUES	$4,071,372	$3,574,488	14%

n/m = not meaningful

ACCENTURE LTD

OPERATING INCOME BY OPERATING GROUP

For the Three Months Ended November 30, 2004 and 2003
(In thousands of U.S. dollars)
(Unaudited)

	Operating Income as Reported
	November 30, 2004		November 30, 2003
		Percent of		Percent of	Increase (Decrease)
	Operating	OG Net	Operating	OG Net
Operating Groups	Income	Revenues	Income	Revenues	US$	Percent
Communications & High Tech	$149,329	15%	$75,032	9%	$74,297	99%
Financial Services	95,426	12%	103,680	16%	(8,254)	(8%)
Government	46,267	9%	93,903	20%	(47,636)	(51%)
Products	85,868	10%	133,837	19%	(47,969)	(36%)
Resources	81,260	14%	100,421	18%	(19,161)	(19%)
Other	—	n/m	267	11%	(267)	(100%)

Total Operating Income	$458,150	12%	$507,140	16%	$(48,990)	(10%)

	Operating Income Excluding Reorganization Costs/Benefit (1)
	November 30, 2004		November 30, 2003
		Percent of		Percent of	Increase (Decrease)
	Operating	OG Net	Operating	OG Net
Operating Groups	Income	Revenues	Income	Revenues	US$	Percent
Communications & High Tech	$151,071	16%	$53,322	6%	$97,749	183%
Financial Services	96,960	12%	84,729	13%	12,231	14%
Government	47,383	9%	81,194	17%	(33,811)	(42%)
Products	87,491	10%	114,903	16%	(27,412)	(24%)
Resources	82,253	15%	86,327	16%	(4,074)	(5%)
Other	—	n/m	267	11%	(267)	(100%)

Total Operating Income	$465,158	12%	$420,742	13%	$44,416	11%

n/m = not meaningful

(1)	For the three months ended November 30, 2004, Accenture recorded reorganization costs of $7,008 relating to Accenture’s transition to a corporate structure in 2001, allocated to the operating groups in the following amounts: Communications & High Tech $1,742; Financial Services $1,534; Government $1,116; Products $1,623; and Resources $993. For the three months ended November 30, 2003, Accenture recorded a benefit of $86,398 relating to a decrease in reorganization liabilities established in connection with Accenture’s transition to a corporate structure in 2001, allocated to the operating groups in the following amounts: Communications & High Tech $21,710; Financial Services $18,951; Government $12,709; Products $18,934; and Resources $14,094. These amounts are excluded from the table.

ACCENTURE LTD

CONSOLIDATED BALANCE SHEETS

November 30, 2004 and August 31, 2004
(In thousands of U.S. dollars)

	November 30,	August 31,
	2004	2004
	(Unaudited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$2,273,522	$2,552,958
Short-term investments	591,714	285,288
Receivables from clients, net	1,825,284	1,662,211
Unbilled services	1,489,075	1,049,870
Other current assets	733,893	661,689

Total current assets	6,913,488	6,212,016

NON-CURRENT ASSETS:
Investments	392,595	340,121
Property and equipment, net	656,526	643,946
Other non-current assets	949,612	872,223

Total non-current assets	1,998,733	1,856,290

TOTAL ASSETS	$8,912,221	$8,068,306

LIABILITIES AND EQUITY

CURRENT LIABILITIES:
Short-term debt	$38,490	$31,715
Accounts payable	733,112	523,931
Deferred revenues	982,407	980,461
Accrued payroll and related benefits	1,412,645	1,508,126
Other accrued liabilities	1,600,051	1,449,378

Total current liabilities	4,766,705	4,493,611

NON-CURRENT LIABILITIES:
Long-term debt	1,508	2,161
Other non-current liabilities	1,279,456	1,159,765

Total non-current liabilities	1,280,964	1,161,926

MINORITY INTEREST	1,109,859	940,963

EQUITY:
Shareholders’ equity	1,754,693	1,471,806

Total equity	1,754,693	1,471,806

TOTAL LIABILITIES AND EQUITY	$8,912,221	$8,068,306

ACCENTURE LTD

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO GAAP
ADJUSTED DILUTED EARNINGS PER SHARE

For the Three Months Ended November 30, 2004 and 2003
(In thousands of U.S. dollars, except share and per share data)
(Unaudited)

	2004		2003
	As Reported	As Adjusted	As Reported	As Adjusted
Net income	$196,273	$196,273	$174,340	$174,340
Minority interest (1)	121,681	121,681	160,158	160,158

Net income for per share calculation	317,954	317,954	334,498	334,498
Adjustments
Reorganization Cost / (Benefit)	- - -	7,008	- - -	(86,398)
Reorganization Cost / (Benefit), tax effect (2) (3)	- - -	(2,383)	- - -	22,668

Net income for per share calculation	$317,954	$322,579	$334,498	$270,768
Weighted average diluted shares	980,298,997	980,298,997	1,019,952,588	1,019,952,588
Earnings per Share	$0.32	$0.33	$0.33	$0.27
Year-over-Year (Decrease) Increase	(3)%	22%

(1)	This represents minority interest attributable to Accenture SCA Class I common shares and Accenture Canada Holdings Inc. exchangeable shares not held by Accenture.

(2)	The $2,383 tax amount for fiscal 2005 is based upon an annual effective tax rate of 34% for fiscal 2005.

(3)	The fiscal 2004 reorganization benefit of $86,398 reduced the 2004 annual effective tax rate from 36.6% to 34.8% but increased income tax expense in the first quarter by $22,668 because the annual tax rate reduction was allocated over all four fiscal 2004 quarters.